Exhibit 99.1

WCI Communities, Inc.®

Investor and Media Contact:	Steve Zenker
(239) 498-8066
stevezenker@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Reports Second Quarter 2006 Results

Second Quarter Financial Highlights:

•	Net income: $22.7 million – down 69.9%

•	Diluted EPS: $0.52 – down 67.7%

•	Revenues: $529.4 million – down 21.1%

•	New orders: $238.4 million – down 62.4%

•	Backlog at June 30, 2006: $1.65 billion

•	Repurchased two million shares – approximately 4.5% of total outstanding shares

•	Reduced projected 2006 diluted EPS to $2.75 to $3.25

Bonita Springs, FL (August 9, 2006) – WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today reported its results for the second quarter of 2006. For the three months ended June 30, 2006, net income fell 69.9% to $22.7 million, compared with $75.3 million in the second quarter of 2005, while diluted earnings per share (EPS) fell 67.7% to $0.52 from $1.61. Revenues for the second quarter of 2006 were $529.4 million, compared with $670.7 million for the second quarter of 2005, a 21.1% decrease. Results for the second quarter of 2005 included land sale revenue of $100.0 million, which contributed $1.00 to EPS. Overall company gross margin for the second quarter of 2006 was 19.1% versus 27.4% for the second quarter 2005.

For the six month period ended June 30, 2006, net income totaled $62.9 million compared with $91.9 million earned during the first half of 2005 while EPS declined 27.7% to $1.41 from $1.95 for the same period a year ago. Revenues decreased 3.5% to $1.10 billion from $1.14 billion in the year earlier period.

For the three months ended June 30, 2006, the aggregate value of Traditional and Tower Homebuilding orders fell 62.4% over the same period a year ago to $238.4 million, while the number of unit orders declined 62.4% to 287. The average price of Traditional and Tower Homebuilding orders combined for the period increased 0.2% to $831,000.

“As indicated in our mid-quarter press release in June, traffic and new order activity for the quarter are down significantly in Florida. While traffic in the Mid-Atlantic region has been favorable, few visitors are converting to purchasers,” said Jerry Starkey, President and CEO of WCI Communities. “Because interest in new tower locations is low, we have delayed pre-marketing activity on over a dozen towers until consumer sentiment improves. It appears that it will take several quarters for the increased new and resale real estate inventories affecting most of our markets to absorb. As a result, we have taken steps to moderate capital spending on land and land improvements, decreased the size of our workforce, are lowering other operating costs and continue to reduce and contain direct construction costs through increased focus on the supply chain. Our relative bright spot is our Northeast Division, where traffic and new orders are up year-over-year.”

1 of 10

Traditional Homebuilding

Second quarter 2006 revenues for Traditional Homebuilding, including lot sales, fell 5.3% to $257.9 million from $272.2 million for the second quarter 2005. The company closed 372 homes compared with 524 for the same period a year ago. Florida revenues totaled $204.7 million or 79.4% of total Traditional Homebuilding revenues versus $207.8 million or 76.3% for the second quarter of 2005. Revenues from WCI’s Northeast Division accounted for 10.2% of Traditional Homebuilding revenues during the second quarter of 2006 vs. 13.2% during the same period a year ago while the company’s Mid-Atlantic Division accounted for 10.4% and 10.5% for the second quarters of 2006 and 2005, respectively. Gross margin as a percentage of revenue for Traditional Homebuilding increased 530 basis points to 20.8% for the second quarter of 2006, despite a $4.6 million write-down of finished inventory in one community that is being repositioned by increasing density by approximately 80% and introducing new product at half the average selling price as previously offered in the community. Absent the charge, traditional homebuilding margins were 22.6%.

For the six month period ended June 30, 2006, Traditional Homebuilding revenues increased 18.7% to $545.1 million. The company closed 864 homes compared with 905 for the same period a year ago. Gross margin as a percentage of revenue rose to 21.8% vs. 15.6% for the first six months of 2005.

For the second quarter of 2006, the value of Traditional Homebuilding orders declined 40.5% to $181.4 million. Gross demand was down 30.9%, however rising cancellations, at a rate of 30.7% versus 15.3% in the same period a year ago, pushed net new orders down 43.5%. During the period, there were 111 cancellations compared with 80 a year ago.

The average price for Traditional Homebuilding orders for the second quarter of 2006 rose 5.2% to $723,000 compared with $687,000 for the second quarter 2005, as the current quarter’s orders contained a smaller percentage of active adult homes, which carry a lower price. Incentives and discounts on new orders for the quarter averaged 5.5% vs. 2.0% in the second quarter of 2005. Traditional Homebuilding backlog at June 30, 2006 was $1.10 billion, down 25.2% over the second quarter 2005’s $1.47 billion. The company currently expects its gross margin as a percentage of Traditional Homebuilding revenue to range from 20% to 22% for the full year 2006.

Tower Homebuilding

For the three months ended June 30, 2006, revenues in the Tower Homebuilding Division decreased 6.3% to $214.4 million from $228.9 million for the same period a year ago. Less progression of building percentage of completion among the 21 towers under construction and recognizing revenue during the second quarter of 2006, which have a total sell-out value of $2.32 billion, contributed to the decline in revenues. In comparison, there were 18 towers, with a total sellout value of $2.04 billion, under construction and recognizing revenue during the second quarter 2005. No new towers began recognizing revenue during the second quarter of 2006 while one began revenue recognition in the second quarter of 2005. Tower Homebuilding gross margin as a percentage of revenue declined to 20.8% from 25.3% for the three months ended June 30, 2006. During each quarter, the company reviews the cost estimates for each tower under construction and makes adjustments to reflect actual increases or decreases in current and expected future costs. For the second quarter of 2006, $12.6 million of unfavorable adjustments were made related to towers under construction. These adjustments included additional structural costs as a result of design revisions, additional estimated interest costs anticipated associated with longer tower construction cycles, increases in building insurance costs, and discounts and incentives anticipated in future periods given the current selling environment. In addition, the write-off of $500,000 related to a downtown redevelopment project the company elected not to pursue reduced gross margin. Absent these adjustments, which impacted the gross margin percentage for the current period by approximately 610 basis points, gross margin would have been 26.9%.

2 of 10

For the first half of 2006, revenues in the Tower Homebuilding Division fell 1.9% to $433.8 million. Gross margin as a percentage of revenue declined to 22.8% from 25.9% the same period last year, due principally to the cost adjustments referenced above. Gross margin as a percentage of revenue for the Tower Homebuilding Division is expected to range from 23% to 25% for 2006.

Tower Homebuilding orders for the second quarter 2006 decreased 82.6% in value to $57.0 million and 88.8% in units to 36. One new tower was converted to contract during the quarter, versus five towers that initially converted to contract in the prior year period. The company currently expects to release and book orders on three to five towers for all of 2006. The average order price for Tower Homebuilding units sold in the second quarter of 2006 was $1.6 million compared with $1.0 million in the period a year ago. During the quarter, the company completed and delivered three towers, consisting of 261 units, and experienced six defaults. For the six months ended June 30, 2006, six towers with 360 units were completed and delivered with a total of six defaults. Tower Homebuilding backlog at June 30, 2006 totaled $550.8 million, a 40.3% decrease over the $922.2 million backlog at June 30, 2005. For the balance of the year, nine towers, containing 618 units, are expected to close, with two towers expected to close in the third quarter and seven towers expected to close in the fourth quarter. One Bal Harbour, originally expected to close by year-end 2006, is now likely to close in the first quarter of 2007 due to construction delays.

Real Estate Services

Revenues for the Real Estate Services Division for the second quarter 2006 were $33.2 million, a 33.2% decrease from the $49.7 million recorded for the same period a year ago. The decline was primarily due to the slowing market for new and resale homes during the quarter. Gross margin as a percentage of revenue for the period was 9.1% compared with 19.0% in the second quarter 2006.

In July, WCI Mortgage announced a joint venture with Wells Fargo Mortgage. Under the agreement, Wells Fargo owns the majority of the new company and will be responsible for day-to-day operations and regulatory compliance. The new entity will originate, process, and fund mortgage loans for WCI’s customers and others and will also service Prudential Florida WCI Realty. Any gain from the agreement will be reported in the company’s third quarter.

For the six month period revenues in the Real Estate Services Division totaled $63.7 million, down 27.3% from the $87.6 million recorded for the six months ended June 30, 2005. Gross margin as a percentage of revenue over the period decreased to 9.1% from 17.7% in the same period a year ago on weaker results from the company’s real estate brokerage and mortgage banking businesses.

Other Items

Revenues for the Amenities Division for the second quarter 2006 were $20.8 million, a 14.9% increase from $18.1 million for the same period a year ago. Gross margin totaled $128,000 for the second quarter 2006 versus a loss of $2.0 million in the second quarter of 2005. The company’s consolidation of two existing golf course joint ventures into the Amenities Division revenue and gross margin, which were not reflected in the segment a year ago, was the primary reason for the difference.

Land sale revenues for the second quarter 2006 totaled $965,000 compared with $100.0 million for the second quarter of 2005. Other income, including hurricane costs and recoveries, for the three months ended June 30, 2006 totaled $701,000 compared with $2.1 million in the second quarter of 2005.

Selling, general, and administrative expenses including real estate taxes (SG&A) as a percentage of revenue for the second quarter 2006 totaled 9.8%, up from 8.4% in the second quarter of the previous year. During the

3 of 10

second quarter, WCI expensed a $2 million charge for severance costs resulting from a workforce reduction. Going forward, the company expects the workforce reduction to produce a savings of approximately $23.0 million per year.

Cash Flow/Financial Position/Balance Sheet

For the six months ended June 30, 2006, net cash used in operating activities, including the purchase and development of real estate inventories, totaled $341.7 million compared with cash used of $178.9 million in the same period a year ago. Excluding land purchases of approximately $53.6 million, operating activities used net cash flow of approximately $288.1 million.

During the quarter, WCI repurchased two million shares of the company’s common stock at an average price of $21.79 per share. In October 2005, the company’s Board of Directors approved the repurchase of five million shares of WCI’s common stock, from time to time, based on certain parameters. Year-to-date, WCI has repurchased three million shares and is authorized to repurchase an additional two million shares based on the current Board approval.

Total liquidity, measured as the sum of cash plus available capacity under the unsecured revolving facility, totaled approximately $598.7 million at June 30, 2006. The maximum amount available to borrow under the company’s senior unsecured revolving credit facility was increased in June 2006 to $930 million. The facility matures in June of 2010. The ratio of net debt to net capitalization increased to 62.1% compared with 58.7% at June 30, 2005.

Current Guidance

For 2006, the company currently projects the following:

•	EPS of $2.75 to $3.25, depending on new tower starts and land sales

•	Release three to five new towers

•	EPS for the third quarter of 2006 expected to approximate the level recorded in the second quarter of 2006

•	Revenue of $2.3 billion to $2.5 billion

•	Traditional Homebuilding Division gross margins between 20% and 22%

•	Tower Homebuilding Division gross margins between 23% and 25%

Conference Call

WCI will conduct a conference call today at 1:00 PM EDT in conjunction with this release. The call will be broadcast live at http://www.wcicommunities.com in the Investor Relations area or can be accessed by telephone at (706) 679-5866 and asking for the WCI Communities conference call. A replay will be available after the call for a period of 36 hours by dialing (706) 645-9291 and entering conference code 3921048. The replay will also be available on the company’s website. A slide presentation will accompany the call and can be accessed on the company’s website in the Investor Relations section.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946.

4 of 10

Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the low-$200,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land on which the company plans to build over 23,500 traditional and tower homes.

###

For more information about WCI and its residential communities visit

www.wcicommunities.com

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; increases in construction and homeowner insurance and limitations on the availability of insurance, the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or adverse legal proceedings; natural disasters; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

5 of 10

WCI Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	June 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$2,040	$52,584
Contracts receivable	1,299,659	1,123,509
Real estate inventories	1,977,473	1,687,852
Property and equipment	288,320	208,205
Other assets	325,432	409,256

Total assets	$3,892,924	$3,481,406

Liabilities and Shareholders’ Equity
Accounts payable, accruals and other liabilities	$1,067,447	$1,070,047

Debt obligations:
Senior unsecured credit facility	333,306	94,050
Senior unsecured term note	300,000	300,000
Mortgages and notes payable	307,669	203,214
Senior subordinated notes	525,000	530,473
Junior subordinated notes	165,000	100,000
Contingent convertible senior subordinated notes	125,000	125,000

Total debt obligations	1,755,975	1,352,737

Total shareholders’ equity	1,069,502	1,058,622

Total liabilities and shareholders’ equity	$3,892,924	$3,481,406

	—	—

Other Balance Sheet Data
Debt	$1,755,975	$1,352,737
Shareholders’ equity	1,069,502	1,058,622

Capitalization	$2,825,477	$2,411,359

Ratio of debt to capitalization	62.1%	56.1%
Debt, net of cash and cash equivalents	$1,753,935	$1,300,153
Shareholders’ equity	1,069,502	1,058,622

Capitalization, net of cash and cash equivalents	$2,823,437	$2,358,775

Ratio of net debt to net capitalization	62.1%	55.1%
Shareholders’ equity per share	$25.58	$23.86

6 of 10

WCI Communities, Inc.

Selected Revenues and Earnings Information

(Dollars in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
REVENUES
Homebuilding:
Homes	$253,799	$259,523	$534,061	$440,287
Lots	4,139	12,674	11,053	18,932

Total traditional	257,938	272,197	545,114	459,219
Towers	214,434	228,889	433,829	442,413

Total homebuilding	472,372	501,086	978,943	901,632
Real estate services	33,233	49,688	63,671	87,608
Amenity membership and operations	20,822	18,103	47,361	43,776
Land sales	965	100,000	6,117	100,000
Other	2,044	1,778	4,091	3,503

Total revenues	529,436	670,655	1,100,183	1,136,519

GROSS MARGIN
Homebuilding:
Homes	52,373	39,451	115,524	66,524
Lots	1,237	2,740	3,430	4,928

Total traditional	53,610	42,191	118,954	71,452
Towers	44,520	57,901	99,028	114,633

Total homebuilding	98,130	100,092	217,982	186,085
Real estate services	3,035	9,445	5,812	15,532
Amenity membership and operations	128	(2,047)	1,857	(2,277)
Land sales	(54)	76,617	3,451	76,586
Other	(71)	(67)	44	(46)

Total gross margin	101,168	184,040	229,146	275,880

OTHER INCOME AND EXPENSES
Equity in (earnings) losses from joint ventures	(251)	39	(51)	(1,096)
Other income	(701)	(1,031)	(2,156)	(3,954)
Hurricane recoveries, net of $0 and $1,201 in costs, respectively	—	(1,055)	—	(1,861)
Selling, general and administrative, including real estate taxes, net	52,108	56,341	103,881	108,891
Depreciation and amortization	6,352	3,896	12,588	7,573
Interest expense, net	7,206	1,606	10,410	15,760
Expenses related to early repayment of debt	—	1,519	455	1,519

Income before minority interests and income taxes	36,454	122,725	104,019	149,048
Minority interests	(74)	653	1,266	(126)
Income tax expense	13,853	46,770	39,837	57,293

Net income	$22,675	$75,302	$62,916	$91,881

EARNINGS PER SHARE
Basic	$0.53	$1.67	$1.45	$2.04
Diluted	$0.52	$1.61	$1.41	$1.95

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	42,925	45,199	43,523	45,027
Diluted	43,886	46,915	44,534	47,037

OPERATING DATA
Interest incurred, excluding warehouse credit facility	$30,321	$26,745	$55,750	$49,760
Interest included in cost of sales	$17,410	$22,137	$33,364	$30,104

7 of 10

WCI Communities, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the six months ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$62,916	$91,881
Increase in real estate inventories	(230,537)	(111,695)
Increase in contracts receivable	(176,150)	(334,506)
(Decrease) increase in customer deposits	(39,374)	144,142
Decrease (increase) in restricted cash	68,703	(13,368)
(Decrease) increase in accounts payable and other liabilities	(66,196)	11,429
All other	38,968	33,256

Net cash used in operating activities	(341,670)	(178,861)

Cash flows from investing activities:
Net cash paid for acquisition	—	(136,372)
Other	(40,335)	(18,263)

Net cash used in investing activities	(40,335)	(154,635)

Cash flows from financing activities:
Net borrowings under debt obligations	405,168	306,068
All other	(73,707)	(4,131)

Net cash provided by financing activities	331,461	301,937

Net decrease in cash and cash equivalents	$(50,544)	$(31,559)

SUPPLEMENTAL INFORMATION
Reconciliation of cash flows from operating activities to EBITDA (1)
Net cash used in operating activities	$(341,670)	$(178,861)
Interest expense, net	10,410	15,760
Interest included in cost of sales	33,364	30,104
Expenses related to early repayment of debt	455	1,519
Income tax expense	39,837	57,293
Depreciation and amortization	12,588	7,573
Increase in real estate inventories	230,537	111,695
Increase in contracts receivable	176,150	334,506
Decrease (increase) in customer deposits	39,374	(144,142)
(Decrease) increase in restricted cash	(68,703)	13,368
(Decrease) increase in accounts payable and other liabilities	66,196	(11,429)
All other	(38,968)	(33,256)

Total EBITDA	$159,570	$204,130

(1)	Earnings before interest, taxes, depreciation and amortization (EBITDA) is not a generally accepted accounting principle (GAAP) financial statement measurement. EBITDA should not be considered an alternative to cash flows from operations determined in accordance with GAAP as a measure of liquidity. The Company’s management believes that EBITDA is an indication of the Company’s ability to generate funds from operations that are available to pay principal and interest on debt obligations and to meet other cash needs. A reconciliation of cash from operating activities to EBITDA, the most directly comparable GAAP measure, is provided above.

8 of 10

WCI Communities, Inc.

Homebuilding Operational Data

(Dollars in thousands)

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
Combined Traditional and Tower Homebuilding
Homes Closed (Units)*	627	656	1,228	1,056
Net New Orders (Units)	287	764	689	1,671
Contract Values of New Orders	$238,438	$633,520	$573,203	$1,261,672
Average Selling Price Per New Order	$831	$829	$832	$755

Traditional Homebuilding
Homes Closed (Units)
Florida	304	441	731	761
Northeast U.S.	48	56	99	105
Mid-Atlantic U.S.	20	27	34	39

Total	372	524	864	905

Revenues, excluding lot revenues
Florida	$200,606	$195,088	$432,797	$338,345
Northeast U.S.	26,247	35,974	53,996	61,911
Mid-Atlantic U.S.	26,946	28,461	47,268	40,031

Total	$253,799	$259,523	$534,061	$440,287

Average Selling Price Per Home Closed
Florida	$660	$442	$592	$445
Northeast U.S.	547	642	545	590
Mid-Atlantic U.S.	1,347	1,054	1,390	1,026

Total	$682	$495	$618	$487

Net New Orders (Units)
Florida	138	385	390	1,003
Northeast U.S.	95	22	184	91
Mid-Atlantic U.S.	18	37	24	66

Total	251	444	598	1,160

Contract Values of New Orders
Florida	$109,571	$235,182	$317,814	$609,129
Northeast U.S.	48,951	14,776	93,940	54,625
Mid-Atlantic U.S.	22,926	55,060	34,804	87,787

Total	$181,448	$305,018	$446,558	$751,541

Average Selling Price Per New Order
Florida	$794	$611	$815	$607
Northeast U.S.	515	672	511	600
Mid-Atlantic U.S.	1,274	1,488	1,450	1,330

Total	$723	$687	$747	$648

9 of 10

Tower Homebuilding
Homes Closed (Units)
Florida	255	132	364	151

Total	255	132	364	151

Revenues
Florida	$200,586	$228,889	$413,094	$442,413
Northeast U.S.	13,848	—	20,735	—

Total	$214,434	$228,889	$433,829	$442,413

Net New Orders (Units)
Florida	35	274	84	465
Northeast U.S.	1	46	7	46

Total	36	320	91	511

Contract Values of New Orders
Florida	$53,095	$285,047	$114,681	$466,676
Northeast U.S.	3,895	43,455	11,964	43,455

Total	$56,990	$328,502	$126,645	$510,131

Average Selling Price Per New Order
Florida	$1,517	$1,040	$1,365	$1,004
Northeast U.S.	3,895	945	1,709	945

Total	$1,583	$1,027	$1,392	$998

	June 30,
	2006	2005
Combined Traditional and Tower Homebuilding
Aggregate Backlog Contract Values, Traditional and Tower Homebuilding	$1,654,696	$2,395,087

Traditional Homebuilding
Backlog (Units)	1,431	2,503
Backlog Contract Values	$1,103,944	$1,472,851

Tower Homebuilding
Cumulative Units in Backlog	1,597	1,827
Cumulative Contract Values	$1,855,924	$2,020,973
Less: Cumulative Revenues Recognized	(1,305,172)	(1,098,737)

Backlog Contract Values	$550,752	$922,236

Towers under construction during the period recognizing revenue	24	18

*	The Company uses the percentage of completion method to recognize revenue on sold tower units. Accordingly, the closing of tower homes corresponds with the collection of contracts receivable.

10 of 10